Epoch Holding Corporation

_______________________________

Code of Ethics and Business Conduct

October 2012

Epoch Holding Corporation	Code of Ethics and Business Conduct

Table of Contents

1.	Statement of General Principles	4
2.	Definition of Terms Used	5
3.	Compliance with Laws, Rules and Regulations	6
4.	Compliance with Disclosure Controls and Dealing with External Auditors	6
5.	Conflicts of Interest	7
6.	Disclosure and Reporting of Conflicts of Interest	8
7.	Insider Trading	8
What is confidential information about Epoch?		9
What is non-public information?		9
What is material information?		9
How might I receive information about Epoch that is non-public and confidential?		10
How might I receive information that is non-public and material?		10
How do I protect information that is non-public and confidential about Epoch?		10
How do I protect information that is non-public and material?		11
8.	Corporate Opportunities	11
9.	Prohibition on Illegal Payments	11
10.	Competition and Fair Dealing	11
11.	Preferential Treatment and Gifts	12
12.	Corporate Books and Records	12
13.	Document Retention	13
14.	Non-Disclosure of Information	13
15.	Guarding of Corporate Assets	13
16.	Implementation of the Code	13
	Code of Ethics Contact Person	14
	Reporting Violations	14
	Investigations of Violations	14
	Amendments to the Code	14
17.	Enforcement	15
18.	Condition of Employment or Service	15
	Exhibit A – Personal Trading Procedures	16
1.	Prohibited Transactions Relating to Securities of the Company	16

Epoch Holding Corporation	Code of Ethics and Business Conduct

	Restricted Periods of Trading	16
	Restricted Trading Periods –Fiscal Year 2013	16
	Additional Prohibited Transactions	16
2.	Requirements Applicable to Personal Trading Activity	17
	Definitions of Terms Used	17
	Prohibited Purchases and Sales of Securities	19
	Pre-Clearance of Securities Transactions in Employee-Related Accounts	20
	Reporting Requirements Applicable to Employee-Related Accounts	21
Appendix A—Initial Certification		23

Epoch Holding Corporation	Code of Ethics and Business Conduct

1.	Statement of General Principles

Epoch Holding Corporation and its direct and indirect subsidiaries ("Epoch" or the “Company”) are committed to the principle of honest and ethical conduct in all aspects of its business. We both expect and require you, as a director, officer, or employee of the Company, to be familiar with this Code of Ethics and Business Conduct (the “Code”) and to adhere to those principles and procedures set forth in the Code that apply to you. The Company's specific procedures contained in memorandums, policies, e-mail, or other guidance, which we may from time to time distribute to our officers, directors and employees, are separate requirements and are in addition to and not in derogation of this Code.

Epoch’s business should be carried on with loyalty to the interest of its shareholders and Clients (as defined below). In furtherance of the foregoing, you, as an officer, director or employee of Epoch shall not:

•	employ any device, scheme or artifice to defraud Epoch or a Client, or
•	engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon Epoch or a Client.

As a fiduciary, Epoch is committed to a high standard of business conduct which encompasses conducting business in accordance with both the spirit and letter of applicable laws and regulations as well as in accordance with ethical business practices. While this Code does not cover every issue that may arise, the Code sets out basic principles to guide you and is intended to provide a clear statement of the fundamental principles that govern Epoch's business in order to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	mitigation of conflicts of interest, including disclosure to an appropriate person or persons identified in the Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
•	full, fair, accurate, timely, and understandable disclosure in reports and documents that Epoch files with, or submits to, the U. S. Securities and Exchange Commission (the “SEC”) and in other public communications made by Epoch;
•	compliance with applicable governmental laws, rules and regulations, not only of the United States, but also of foreign jurisdiction in which we or any of our direct or indirect subsidiaries operate;
•	the prompt internal reporting of Code violations to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

Epoch Holding Corporation	Code of Ethics and Business Conduct

This Code applies to you, as an officer, director, or employee of Epoch, as well as your Family Members (as defined below). In appropriate circumstances, the Code may be provided and applied to Epoch's agents and representatives, including consultants.

If an applicable law conflicts with a policy set forth in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor or the Code of Ethics Contact Person how to handle the situation.

If you violate the standards in this Code, you will be subject to disciplinary action. If you are in a situation that you believe may violate or lead to a violation of this Code, you should follow the guidelines described in Section 3 of this Code and notify your supervisor as soon as practical.

From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors or a committee of the Board and will be promptly disclosed by us in a current report on Form 8-K with the SEC.

2.	Definition of Terms Used

"Business Associate" means any supplier of services or materials, Client, customer, consultant, professional advisor, lessor of space or goods, tenant, licensor, licensee or partner of Epoch.

“Client” means any entity which receives investment advisory services from Epoch for a fee.

"Code of Ethics Contact Person" shall mean the Chief Compliance Officer or such person or persons as may be designated from time to time.

"Family Members" means as to a specific officer, director or employee, his or her Immediate Family Members and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by that officer, director or employee or by any Immediate Family Member of that officer, director or employee.

"Immediate Family Member" includes the spouse (or life partner) and children of an officer, director or employee and any relative (by blood or marriage) of that officer, director or employee, or spouse (or life partner) residing in the same household as such officer, director or employee.

“Independent Director” means those members of Epoch’s Board of Directors who are not employees of Epoch and who have otherwise been deemed to have no material relationship with Epoch (directly or as a partner, shareholder or officer of an organization that has a relationship with the company) by an affirmative determination by the Board or a committee thereof.

Epoch Holding Corporation	Code of Ethics and Business Conduct

“You” means each director, officer, and employee.

3.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which Epoch's ethical standards are built. You must respect and obey the laws of the cities, states, and countries in which Epoch and its direct and indirect subsidiaries operate. It is your personal responsibility to adhere to the standards and restrictions imposed by those laws, rules and regulations. Although not all employees are expected to know the details of these laws, it is important that you know enough to determine when to seek advice from your supervisors or other appropriate personnel.

Where you reasonably believe that Epoch, or a director, officer or employee of Epoch, is not compliant with any law, regulation or section of this Code, you are required to bring the matter up directly with your immediate supervisor and the Code of Ethics Contact Person (or if the matter involves your supervisor, then directly with the Code of Ethics Contact Person), and if the matter is not ultimately resolved by either a reasonable explanation or action taken to rectify any non-compliance, we encourage you to bring the matter directly to the attention of the Chairman of the Audit Committee. With respect to financial matters in particular, and not just confined to those of our employees performing accounting functions, where you believe that Epoch has or is about to engage in any financial irregularity or impropriety, you are encouraged to bring the matter to the attention of the Chairman of our Audit Committee. This may be done anonymously and without fear of reprisal of any sort. Any complaint directed to the Chairman of the Audit Committee may be sent by mail as follows:

Chairman of the Audit Committee

Epoch Holding Corporation

640 Fifth Avenue, 18th Floor

New York, New York 10019

Attention: Mr. Enrique Arzac

4.	Compliance with Disclosure Controls and Dealing with External Auditors

The honest and accurate recording and reporting of financial information is of critical importance to Epoch. This is not only essential in order for our officers and directors to make informed business decisions, but is essential to Epoch's ability to file accurate financial reports with the SEC; to enable Epoch to comply with various laws relating to the maintenance of books and records and financial reporting; to enable Epoch's Chief Executive Officer and Chief Financial Officer to make their necessary certifications in connection with the periodic filing by Epoch of financial information; and to inform Epoch's shareholders and the investing public of accurate financial information of Epoch.

Epoch Holding Corporation	Code of Ethics and Business Conduct

Epoch has implemented internal accounting controls that must be strictly adhered to by you as an officer, director or employee. You are prohibited from knowingly circumventing or failing to implement the internal accounting controls of Epoch as now existing or as may be modified, revised, amended or supplemented in the future. You are required to promptly report, in the manner specified in Section 3 of this Code, any actual or suspected breaches or violations of Epoch's internal accounting controls that come to your attention as well as any fraudulent or questionable transactions or occurrences, whether actual or suspected. Potentially fraudulent or questionable transactions or occurrences include, without limitation, embezzlement, forgery, alteration of checks and other documents, theft, misappropriation or conversion of assets to personal use, falsification of records, and the reporting of the financial condition of Epoch contrary to U.S. generally accepted accounting principles.

Epoch has implemented a system of disclosure controls and procedures to assure that all important information regarding the business and prospects of Epoch is brought to the attention of Epoch's Chief Executive Officer and Chief Financial Officer. You are required to adhere to this system of disclosure controls and procedures, and you must promptly report any significant event or occurrence (whether positive or negative) that affects Epoch or its Business Associates. General economic conditions need not be reported.

Open, honest and fair dealings with our external auditors are essential to the financial reporting process. You are required to be candid in discussing matters concerning internal controls and business disclosures with Epoch's officers, directors, and external auditors. Factual information is important. Opinions and observations are strongly encouraged. You are prohibited from making any false or misleading statement to any external auditor of Epoch in connection with an audit or examination of Epoch's financial statements or the preparation or filing of any document or report. Similarly, you are prohibited from engaging in any conduct to fraudulently influence, coerce, manipulate or mislead any accountant engaged in the audit or review of any of Epoch’s financial statements.

5.	Conflicts of Interest

You must avoid any activity or personal interest that creates, or appears to create, a conflict between your interests and the interests of Epoch or a Client. A conflict of interest occurs when your private interest interferes or appears to interfere with the interests of the Company or a Client. For example, a conflict of interest would arise where you or a Family Member receives improper personal benefits as a result of your position in the Company. Conflicts of interest include, by way of example:

•	soliciting or accepting gifts, entertainment, or other benefits from an organization that does, or seeks to do, business with Epoch in violation of Epoch’s policies;
•	owning a meaningful financial interest in, being employed by or acting as a consultant to or board member of an organization that competes with Epoch;

Epoch Holding Corporation	Code of Ethics and Business Conduct

•	owning a meaningful financial interest in, being employed by or acting as a consultant to or board member of an organization that does, or seeks to do, business with Epoch;
•	borrowing money from a Business Associate unless that Business Associate is regularly engaged in the business of lending money or such other property, and the loan and the terms thereof are in the ordinary course of the Business Associate’s business; or
•	making a material decision on a matter on behalf of Epoch or a Client where your financial, reputational, or other self-interests may reasonably call the appropriateness of the decision into question.

6.	Disclosure and Reporting of Conflicts of Interest

Neither you nor a Family Member shall personally benefit, directly or indirectly, or derive any other personal gain from any business transaction or activity of Epoch, except when the transaction or activity has been fully disclosed to and approved in writing by the Audit Committee. For the avoidance of doubt, the receipt of business gifts or entertainment pursuant to Epoch’s Gift and Entertainment Policy do not require written Audit Committee approval.

Neither you nor a Family Member shall have any meaningful personal business or financial interest in any Business Associate or competitor of Epoch, without prior consent in writing by the Audit Committee. For the avoidance of doubt, holding 5% or less of the outstanding equity interests of a Business Associate or competitor whose equity interests are publicly traded shall not be deemed "meaningful."

Neither you nor a Family Member shall hold any position with (including as a member of the board of directors or other governing body) or perform services for a Business Associate or a competitor of Epoch, without proper consent in writing by the Audit Committee.

Neither you nor a Family Member shall provide any services to other business enterprises which reasonably could be deemed to adversely affect the proper performance of your work for Epoch or which might jeopardize the interests of Epoch or a Client, including serving as a director, officer, consultant or advisor of another business, without prior consent in writing by the Audit Committee.

Neither you nor a Family Member shall direct, or seek to direct, any business of Epoch with any business enterprise in which you or a Family Member has a meaningful ownership position or serves in a leadership capacity, without prior consent in writing by the Audit Committee.

7.	Insider Trading

You are not permitted to use or share information that is both non-public and confidential about Epoch for trading purposes or for any other purpose except the conduct of Epoch's business. You are not permitted to use or share information that is

Epoch Holding Corporation	Code of Ethics and Business Conduct

both non-public and material about other public companies for trading purposes or for any purpose. To use such information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. Epoch has separately prepared and distributed to you a copy of Epoch's Personal Trading Procedures relating to personal securities trades by you and Family Members, which is attached hereto as “Exhibit A.”

What is confidential information about Epoch?

Confidential information regarding Epoch includes any information regarding Epoch’s business activities, any information regarding Epoch’s directors, officers and employees, and any information regarding Epoch’s clients for which disclosure, by an individual authorized to make such disclosure, has not been previously made. By way of example, the following information is considered confidential:

•	Information you obtain concerning present or future securities transactions undertaken for Epoch’s clients;
•	Information you obtain relating to past, present, or future business activities of Epoch; or
•	Information you obtain relating to a director’s, officer’s, or employee’s medical, financial, employment, legal or personal affairs.

For the avoidance of doubt, all information regarding Epoch’s revenue, assets under management, fee structures, number and types of clients, and business plans is confidential unless such information has been previously disclosed by an individual authorized to make such disclosure.

What is non-public information?

Information is non-public until it has been made available to investors such as through the inclusion in reports filed with the Commission, press releases issued by the issuer of the securities, or reference to such information in publications of general circulation such as The Wall Street Journal or The New York Times.

What is material information?

Information is material where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved.

Common examples of material information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers, and major

Epoch Holding Corporation	Code of Ethics and Business Conduct

litigation. So-called market information, such as information concerning an impending securities transaction may also, depending upon the circumstances, be material. These examples are by no means exclusive. Because materiality determinations are often challenged with the benefit of hindsight, if you have any doubt whether certain information is material, such doubt should be resolved against trading or communicating such information.

How might I receive information about Epoch that is non-public and confidential?

You can expect to receive various forms of information about Epoch that is both non-public and confidential in the normal course of your role as a director, officer, or employee; however, you are prohibited from seeking to obtain such information if the information is not directly related to your responsibilities. For example, if your duties do not require you to know about present or future securities transactions undertaken for Epoch’s clients, you are prohibited from seeking to obtain such information.

How might I receive information that is non-public and material?

You may encounter information that is both non-public and material in the following instances:

•	During discussions or interviews, either private or group, with a public company’s management;
•	During discussions or interviews with a public company’s vendors, suppliers, or competitors;
•	During discussions or interviews with members of the press;
•	During discussions with credit analysts, traders, attorneys, accountants, consultants, investment bankers or other professionals;
•	By receiving information packages from issuers; or
•	By being a board member of a public company.

Unless you are an Independent Director, you are prohibited from soliciting or accepting information about a public company where you know, or should know, that such information is both non-public and material.

How do I protect information that is non-public and confidential about Epoch?

When not in use, you must keep all documents or files containing confidential information in locked desk drawers or file cabinets. Under no circumstances, should confidential information be left on desks, counter tops, or floors where others can see them. You must not review or work on any documents that contain confidential information about Epoch in any setting that would permit others to see the documents, such as in airplanes, public spaces, or even open areas in Epoch’s offices.

Epoch Holding Corporation	Code of Ethics and Business Conduct

How do I protect information that is non-public and material?

If you believe that you are in possession of non-public and material information, you are instructed to immediately contact the Code of Ethics Contact Person (unless you are an Independent Director who has obtained such information in the normal course of your employment responsibilities or in your role as a director of another public company). You are prohibited from sharing this information with any other officer, director, or employee at Epoch unless you receive permission from the Code of Ethics Contact Person and follow the information barrier procedures implemented by the Code of Ethics Contact Person. For the avoidance of doubt, you are prohibited from sharing this information with anyone other than the Code of Ethics Contact Person (unless you are an Independent Director and you follow another entity’s policies regarding the receipt and use of such information) until the Code of Ethics Contact Person implements information barrier procedures.

When not in use, you must keep all documents or files containing non-public and material information in locked desk drawers or file cabinets. Under no circumstances, should such information be left on desks, counter tops, or floors where others can see them. You must not review or work on any documents that contain non-public and material information in any setting that would permit others to see the documents, such as in airplanes, public spaces, or even open areas in Epoch’s offices.

8.	Corporate Opportunities

You owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. You and Family Members are prohibited from profiting, directly or indirectly, due to your position in, or their relationship to you, to the detriment (or at the expense) of Epoch or any Business Associate. You are prohibited from taking for yourself opportunities that are discovered through the use of corporate property, information or position without the consent of Epoch's Audit Committee.

9.	Prohibition on Illegal Payments

You and your Family Members are prohibited from, directly or indirectly, making any illegal payment, offering to make any illegal payment, promising to make any illegal payment, or taking any other unlawful action with respect to any government official, including officials of foreign governments. By way of example, you are prohibited from paying, offering, or promising anything of value to a foreign official, foreign political party, foreign party official, or candidate for foreign office with the intent to influence any act or decision of a foreign official, to induce the official to do or omit to do any act in violation of the official’s lawful duty, or to obtain any improper advantage.

10.	Competition and Fair Dealing

Epoch seeks to outperform competitors fairly and honestly through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s

Epoch Holding Corporation	Code of Ethics and Business Conduct

consent, or inducing such disclosures by past or present employees of other companies is prohibited. You should endeavor to respect the rights of and deal fairly with Epoch's clients, suppliers, competitors, and employees. You are prohibited from taking unfair advantage of anyone through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any other intentional, unfair-dealing practice.

11.	Preferential Treatment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. You shall not offer or provide a business gift or entertainment unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any applicable laws or regulations. If you are uncertain whether a business gift or entertainment is inappropriate, you should seek guidance from your supervisor or the Code of Ethics Contact Person. Additional policies with respect to the giving and receipt of gifts are contained in Epoch’s Compliance Policies and Procedures Manual.

12.	Corporate Books and Records

You must ensure that all of Epoch's documents that you are responsible for in the normal course of your duties are completed accurately, truthfully, in a timely manner and properly authorized.

Financial activities and transactions must be recorded in compliance with all applicable laws and accounting practices and in accordance with the U.S. generally accepted accounting principles designated by Epoch. The making of false or misleading entries, records or documentation is strictly prohibited.

You may never create a false or misleading report under Epoch's name. In addition, no payments or established accounts shall be used for any purpose other than as described by their supporting documentation. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

You may not take any action to defraud, influence, coerce, manipulate or mislead any other officer, director or employee of Epoch or any external auditor or legal counsel for Epoch for the purpose of rendering the books, records or financial statements of Epoch incorrect or misleading.

Errors, or possible errors or misstatements in Epoch's books and records must be brought to the attention of the Code of Ethics Contact Person promptly upon discovery thereof. The Code of Ethics Contact Person shall promptly inform the Chief Financial Officer of any such error or misstatement.

Epoch Holding Corporation	Code of Ethics and Business Conduct

You are required and expected to cooperate fully with Epoch's internal auditors and external auditors. You shall not impede or interfere with the financial statement audit process.

13.	Document Retention

The Company seeks to comply fully with all laws and regulations relating to the retention and preservation of records. You shall comply fully with the Company’s policies or procedures regarding the retention and preservation of records. Under no circumstances may Company records be destroyed selectively or maintained outside Company premises or designated storage facilities. Specific document retention policies are contained in the Compliance Policies and Procedures Manual.

If the existence of a subpoena or impending government investigation becomes known to you, you must immediately contact the Code of Ethics Contact Person. You must retain all records and documents that may be responsive to a subpoena or pertain to an investigation. Any questions regarding whether a record or document pertains to an investigation or may be responsive to a subpoena should be resolved by the Code of Ethics Contact Person before the record or document is disposed of. You shall strictly adhere to the directions of the Code of Ethics Contact Person in handling such records or documents.

14.	Non-Disclosure of Information

Neither you nor your Family Members shall discuss with, or inform others about, any actual or contemplated business transaction by a Business Associate or the Company except in the performance of your employment duties or in an official capacity and then only for the benefit of the Business Associate or the Company, as appropriate, and in no event in violation of applicable law.

15.	Guarding of Corporate Assets

You have a duty to safeguard Company assets, including its physical premises and equipment, records, customer information and Company trademarks, trade secrets and other intellectual property. Company assets shall be used for Company business only. Without specific authorization, neither you nor a Family Member may take, loan, sell, damage or dispose of Company property or use, or allow others to use, Company property for any non-Company purposes.

16.	Implementation of the Code

While each of us is individually responsible for compliance with the Code, you do not do so in a vacuum. The Company has the following resources, people and processes in place to answer questions and guide you through difficult decisions.

Epoch Holding Corporation	Code of Ethics and Business Conduct

Code of Ethics Contact Person

The Chief Compliance Officer is the designated contact person for purposes of this Code and shall report directly to President all matters arising under this Code. At his discretion, the President will report matters arising under this Code to the full Board of Directors or to the Company’s Nominating/Corporate Governance Committee or the Audit Committee, as may be determined to be appropriate. The Code of Ethics Contact Person is responsible for overseeing, interpreting and monitoring compliance with the Code. Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of ethics Contact Person. If you are unsure of whether a situation violates this Code, you should discuss the situation with your supervisor or the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Reporting Violations

Where you reasonably believe that Epoch, or a director, officer or employee of Epoch, is not compliant with any law, regulation or section of this Code, you are required to bring that matter up directly with your immediate supervisor and the Code of Ethics Contact Person (or if the matter involves your supervisor, then directly with the Code of Ethics Contact Person), and if the matter is not ultimately resolved by either a reasonable explanation or action taken to rectify any non-compliance, we encourage you to bring the matter directly to the attention of the Chairman of the Audit Committee. With respect to financial matters in particular, and not just confined to those of our employees performing accounting functions, where you believe that Epoch has or is about to engage in any financial irregularity or impropriety, you are encouraged to bring the matter to the attention of the Chairman of our Audit Committee. This may be done anonymously and without fear of reprisal of any sort. Any complaint directed to the Chairman of the Audit Committee may be sent by mail as follows:

Chairman of the Audit Committee

Epoch Holding Corporation

640 Fifth Avenue, 18th Floor

New York, New York 10019

Attention: Mr. Enrique Arzac

Investigations of Violations

Reported violations will be promptly investigated and treated confidentially to the extent possible. It is imperative that the person reporting the violation not conduct a preliminary investigation of his or her own. Investigations of alleged violations may involve complex legal issues. Persons who act on their own may compromise the integrity of an investigation and adversely affect both themselves and the Company.

Amendments to the Code

The Code is updated and maintained on a regular basis. You are required to acknowledge and comply with the Code and all amendments. Accordingly, all

Epoch Holding Corporation	Code of Ethics and Business Conduct

employees are required to complete an annual certification through ACA Compliance Science Personal Trading Control Center (“PTCC”) each year during Epoch’s annual recertification period which is generally during the third quarter.

17.	Enforcement

You can expect that Epoch will take appropriate action with respect to any employee, officer, or director who violates, or whose Family Member violates, any provision of this Code. Any alleged violation of the Code shall be reported promptly to the President for his consideration and such action as the President, in its sole judgment, shall deem warranted.

18.	Condition of Employment or Service

Compliance with this Code is a condition of your employment. Employee Conduct not in accordance with this Code shall constitute grounds for disciplinary action, including, without limitation, termination of employment.

This Code is not an employment contract nor is it intended to be an all-inclusive policy statement on the part of the Company. Epoch reserves the right to provide the final interpretation of the policies contained in this Code as well as the specific procedures contained in memorandums, policies, e-mail or other guidance, which we may from time to time distribute to you. Epoch reserves the right to revise these policies or procedures as deemed necessary or appropriate.

By signing below, I acknowledge that I have read Epoch’s Code of Ethics and Business Conduct (a copy of which has been supplied to me and which I will retain for future reference) and agree to comply in all respects with the terms and provisions hereof. I also acknowledge that this Code of Ethics and Business Conduct may be modified or supplemented from time to time and I agree to comply with those modifications and supplements as well.

Print Name	Signature

Date

Epoch Holding Corporation	Code of Ethics and Business Conduct

Exhibit A – Personal Trading Procedures

1.	Prohibited Transactions Relating to Securities of the Company

Restricted Periods of Trading

In order to ensure that material and confidential information about Epoch is protected from misuse, Epoch has adopted a policy that strictly prohibits the trading of the Company’s securities during certain specified periods. Neither you nor your Family Members are allowed to trade Epoch’s securities during the (i) 30-day period immediately prior to the filing of the Company’s Quarterly Report on Form 10-Q with the SEC and (ii) 60-day period immediately prior to the filing of the Company’s Annual Report on Form 10-K with the SEC (except as pursuant to a pre-existing plan adopted pursuant to federal securities law). Further, you and your Family Members will continue to be prohibited from trading Company securities until the completion of two trading sessions after the information relating to such filing has been announced to the public.

In addition to the specified restricted periods above, after any other material information has been announced to the public, neither you nor your Family Members shall trade Company securities until the completion of two trading sessions after such information has been released (except as pursuant to a pre-existing plan adopted pursuant to federal securities law).

Restricted Trading Periods –Fiscal Year 2013

Expected 10-Q Filing Dates	Restricted Period of Trading
November 9, 2012 (Q1)	October 11, 2012 - November 12, 2012
February 11, 2013 (Q2)	January 11, 2013 – February 12, 2013
May 10, 2013 (Q3)	April 11, 2013 – May 13, 2013

Expected 10-K Filing Dates	Restricted Period of Trading
September 13, 2012 (Fiscal Year Ended June 30, 2012)	July 16, 2012- September 14, 2012
September 13, 2013 (Fiscal Year Ended June 30, 2013)	July 16, 2013-September 16, 2013

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any Epoch personnel to engage in short-term or speculative transactions involving Company stock, it is Epoch’s policy that neither you nor your Family members may conduct short sales of Epoch’s stock or buy or sell puts and calls on Epoch’s stock.

Epoch Holding Corporation	Code of Ethics and Business Conduct

2.	Requirements Applicable to Personal Trading Activity

Epoch has adopted the following procedures concerning the pre-clearance and periodic reporting of transactions and accounts by you provided, however, that any Independent Directors shall not be required to adhere to such pre-clearance or reporting requirements since Independent Directors do not have access to non-public information regarding client purchases or sales, have no access to portfolio holdings and are not involved in securities recommendations to clients. The Chief Compliance Officer shall, on an annual basis, meet with the Independent Directors in person and discuss and confirm that each of them will abide by these policies.

Definitions of Terms Used

“Approving Official” for a personal trade pre-clearance request is the Code of Ethics Contact Person, or in his absence, the President, Director of Operations, or other personnel as may be appointed from time-to-time. At no time can an individual who may otherwise serve as an Approving Official be the Approving Official for a pre-clearance request for their own personal trade or for the personal trade of their Family Members.

“Beneficial ownership” of a Security (as defined below) is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself the beneficial owner of any Securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of Securities held by his spouse, his dependent children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

“Client” means any entity which receives investment advisory services from Epoch for a fee.

"Code of Ethics Contact Person" shall mean the Chief Compliance Officer or such person or persons as may be from time to time designated.

“Employee-Related Account” is any personal brokerage account or any other brokerage account in which you or a Family Member has a direct or indirect pecuniary interest and over which you or a Family Member exercises any control or influence. For example, an “Employee-Related Account” includes any account of a member of your Immediate Family, but excludes any such account over which neither you nor your Immediate Family exercises control or influence (i.e., an account over which some other third person or entity exercises exclusive discretionary authority).

"Family Members" means as to a specific officer, director or employee, his or her Immediate Family Members and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by that officer, director or employee or by any Immediate Family Member of that officer, director or employee.

Epoch Holding Corporation	Code of Ethics and Business Conduct

"Immediate Family Member" includes the spouse (or life partner) and children of an officer, director or employee and any relative (by blood or marriage) of that officer, director or employee, or spouse (or life partner) residing in the same household as such officer, director or employee.

“Independent Director” refers to those directors who are non-employee directors of Epoch or who have otherwise been deemed to have no material relationship with Epoch (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company) by an affirmative determination by the board of directors or committee thereof.

“Investment Person” or “Investment Personnel” means all officers, directors or employees who occupy the position of portfolio manager (or who serve on an investment committee that carries out the portfolio management function) with respect to any Accounts and all officers, directors or employees who provide or supply information and/or advice to any portfolio manager (or committee), or who execute or help execute any portfolio managers (or committees) decisions, and all officers, directors or employees who, in connection with their regular functions, obtain contemporaneous or advance information regarding the purchase or sale of a Security by or for any Client Accounts.

“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

“Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers acceptances, bank certificates of deposit, commercial paper and registered, and open-end mutual funds other than those open-end mutual funds advised by Epoch. For the sole purpose of this policy, the term “Security” shall also include exchange-traded funds (“ETFs”), closed-end funds, and index or ETF derivatives.

A “Security held or to be acquired by a Client Account” means any Security which, within the most recent fifteen days: (i) is or has been held by a Client’s account; or (ii) is being or has been considered by Epoch for purchase within a Client’s account.

A Security is “being purchased or sold by a Client Account” from the time when a purchase or sale order has been communicated to the person who places the buy and sell orders for Client accounts until the time when such order has been fully completed or terminated.

“You” means each director, officer, and employee.

Epoch Holding Corporation	Code of Ethics and Business Conduct

Prohibited Purchases and Sales of Securities

You and your Family Members, with respect to a Security held or to be acquired by a Client Account and with respect to a Security being purchased or sold by a Client Account, are prohibited from:

•	employing any device, scheme or artifice to defraud a Client;
•	making any untrue statement of a material fact or omit to state to such a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•	engage in any act, practice or course of business which would operate as a fraud or deceit upon a Client; or
•	engage in any manipulative practice with respect to a Client.

Subject to the pre-clearance procedures below, neither you nor your Family Members may purchase or sell, directly or indirectly, any Security during the time that the same (or a related) Security is being purchased or sold by a Client Account where your or your Family Member’s trade is on the same side (purchase or sale) as the trade for the Client Account.

Subject to the pre-clearance procedures below, neither you nor your Family Members may purchase or sell, directly or indirectly, any Security within 7 calendar days before or after the time that the same (or a related) Security is being purchased or sold by a Client Account where your trade or your Family Member’s trade is on the opposite side (purchase or sale) as the trade in the Client Account. However, in limited circumstances, where subsequent to execution of your or your Family Member’s trade, Epoch receives an additional client or new assets which would necessitate the purchase or sale of the same security within 48 hours of your or your Family Member’s trade will not be considered a violation of this prohibition. Furthermore, subject to the discretion of the Code of Ethics Contact person, certain de minimis transactions may be approved and not be considered a violation of this section of the Code. For purposes of this section de minimis is defined to include purchases or sales of up to 1,000 shares of a Security or $50,000 (whichever is greater) if the issuer has a market capitalization of over $1 billion.

Neither you nor your Family Member shall acquire securities as part of an initial public offering by the issuer.

Neither you nor your Family Member shall sell a Security within 21 days of acquiring Beneficial Ownership of that Security other than an ETF, a closed-end fund, and an index or ETF derivative for which a 7 day holding period applies, except in the case of involuntary transactions, such as in connection with a reorganization or other extraordinary transactions requiring the surrender or exchange of securities, or upon the prior written consent of an Approving Official for good cause shown.

Neither you nor your Family Member shall cover a short sale of a Security within 21 days of the short sale of that Security other than an ETF, a closed-end fund, and an index or ETF derivative for which a 7 day holding period applies, except in the case of

Epoch Holding Corporation	Code of Ethics and Business Conduct

involuntary transactions, such as a broker-directed buy-in or other extraordinary transaction, or upon the prior written consent of an Approving Official for good cause shown.

Pre-Clearance of Securities Transactions in Employee-Related Accounts

Neither you nor your Family Member may place an order for the purchase or sale of any Security or private placement for an Employee-Related Account until the transaction has been approved by an Approving Official in accordance with the following procedures.

When either you or your Family Member wishes to complete a transaction in an Employee-Related Account, you must submit electronically a pre-clearance request through the PTCC. Your pre-clearance request will be routed electronically to the Epoch trading desk who will review the electronic request and determine whether Epoch is active in the security in which you have requested approval. Once approved by the trading desk, the pre-clearance request will be sent electronically to the Code of Ethics Contact Person and other designated Approving Officials. Approval or denial of that request is then made by the Code of Ethics Contact person or in his absence an Approving Official. Once the Code of Ethics Contact person or an Approving Official has approved or denied the trade request, you will receive electronic notification from PTCC. In limited circumstances, an Approving Official or his designee may waive the requirement that a Pre-Clearance Request Form be electronically submitted on or before the date of the proposed transaction, provided that:

•	you communicate orally or via e-mail the required information and make the required representations to the Approving Official or his designee on or before the date of the proposed transactions;
•	the Approving Official or his designee makes a written record of the same; and
•	you submit a pre-clearance request through PTCC by the end of the same trading day as your verbal or email pre-clearance request.

By submitting an electronic pre-clearance request through PTCC, you represent that to the best of your knowledge and belief, and after due inquiry, neither you nor your Family Member is in possession of any material, nonpublic information concerning the security proposed to be bought or sold, and the proposed transaction is not otherwise prohibited by the Code or these procedures.

An Approving Official will base his decision to approve or disapprove a Pre-Clearance Request on the following factors:

•	the general policies set forth in the Code and these procedures;
•	the requirements under federal and state laws, rules, and regulations as they may apply to the proposed transaction;
•	the timing of the proposed transaction in relation to transactions or contemplated transactions for any Clients; and
•	the nature of the securities and the parties involved in the proposed transaction.

Epoch Holding Corporation	Code of Ethics and Business Conduct

Any approval of a proposed transaction is effective for the proposed transaction date only and is subject to the conditions, if any, specified by the Approving Official. A breach of any of the above procedures may, depending upon the circumstances, subject you to sanctions, up to and including termination of employment.

For the avoidance of confusion, the pre-clearance requirements shall not apply to the following transactions:

•	purchases and sales of any Security by Independent Directors;
•	purchases and sales of shares of mutual funds not managed by Epoch, other than ETFs, closed-end funds, and index or ETF derivatives (ie., open-end mutual funds except those advised by Epoch);
•	purchases that are part of an automatic purchase plan, such as an automatic dividend reinvestment plan or a plan to purchase a fixed number of shares or face value per month (e.g. Purchases of an Epoch sub-advised mutual fund as part of an on-going payroll contribution (401K Plan) do not require pre-clearance. However, your initial purchase of shares of an Epoch sub-advised mutual fund in the 401(k) plan requires pre-clearance as does any rebalancing you make which results in the purchase or sale of an Epoch sub-advised shares within the 401(k) plan);
•	purchases and sales of fixed income securities issued, guaranteed or sponsored by a government member of the Organization of Economic Co-Operation and Development ("OECD'');
•	purchases and sales that are involuntary (e.g., stock splits, tender offers, and share buy-backs);
•	acquisitions of securities through inheritance;
•	purchases and sales in any account over which neither you nor your Family Member has direct or indirect influence or control over the investment or trading of the account (e.g., an account managed on a discretionary basis by an outside portfolio manager, including a “Blind Trust”).

Reporting Requirements Applicable to Employee-Related Accounts

Neither you nor your Family Members are permitted to maintain Employee-Related Accounts, at a domestic or foreign broker-dealer, investment adviser, bank, or other financial institution without the approval of the Code of Ethics Contact Person. All Employee-Related Accounts must be maintained at broker-dealers or financial institutions that agree to and provide Epoch with duplicate copies of all confirmations and periodic statements for such accounts. In addition, many broker-dealers supply account information in real time to the Code of Ethics Contact Person.1 Within 10 days of employment with Epoch, you must log into the PTCC system and disclose all Personal Securities Accounts and the securities held in those accounts. The information must be no older than 45 days prior to becoming a director, officer, or employee.

1Employees may be asked to complete forms provided by a broker-dealer to allow for account information to be provided electronically.

Epoch Holding Corporation	Code of Ethics and Business Conduct

In addition to electronic feeds with PTCC, you are required to send to the broker-dealer or financial institution carrying each Employee-Related Account a letter authorizing and requesting that it forward duplicate confirmations of all trades and duplicate periodic statements, as well as any other information or documents as an Approving Official may request, directly to Epoch. A form letter drafted for this purpose may be obtained from the Code of Ethics Contact Person.

You are required to obtain pre-approval, through PTCC when your or a Family Member wishes to open a new Employee-Related Account.

You shall certify your securities transactions and your Family Member’s securities transactions during each quarter within ten (10) days of quarter-end and holdings as of December 31st of each year within ten (10) days of year-end via PTCC. With respect to employees Epoch 401(k) plan account, employees are not required to report transactions in their quarterly transaction certification or update holdings in their Epoch 401K annually. Epoch maintains the 401K accounts in PTCC on behalf of all employees.

All new employees receive a username and password in order to access PTCC and are required to enter all accounts and securities in the system, including 401K accounts from prior employers within 10 days of the commencement of their employment.

Access to information submitted pursuant to these procedures will be restricted to those persons who are assigned by Epoch to perform the review functions, and all such materials will be kept confidential, subject to the rights of inspection by the Board of Directors of Epoch, Epoch’s Operating Committee or their designee, and governmental bodies authorized by law to obtain such access.

Appendix A—Initial Certification

I certify that:

•	I have read and understand the Epoch Holding Corporation (“Epoch”) Personal Trading Procedures, as outlined in the Code of Ethics and Business Conduct, and recognize that I am subject to its requirements.
•	I have disclosed or reported all personal securities holdings information on PTCC in which I or a Family Member has a Beneficial Interest, including all Employee-Related Accounts as defined in the Personal Trading Procedures, as of the date I became a director, officer, or employee of Epoch. I have also reported the name(s) of each person or institution managing any Employee-Related Account (or portion thereof) for which I have no direct or indirect influence or control over the investment or trading of the account.
•	I understand that Epoch will monitor securities transactions and holdings in order to ensure compliance with the Code and the Personal Trading Procedures. I also understand that personal trading information will be made available to any regulatory or self-regulatory organization to the extent required by applicable law or regulation.
•	For the purpose of monitoring securities transactions and holdings information under the Epoch Personal Trading Procedures, I confirm that I will instruct all financial institutions to provide copies of trade confirmation and periodic statements, subject to these procedures. This covers my current Employee-Related Accounts and accounts that will be opened in the future during my employment with Epoch.
•	I understand that any circumvention or violation of the Epoch Personal Trading Procedures will lead to disciplinary and/or legal actions, including dismissal.
•	I understand that I have to pre-clear any additions and report deletions or changes with respect to Employee accounts.

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